UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  02/16/2005

Owens Corning
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-3660

DE	34-4323452
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Owens Corning Parkway, Toledo, OH 43659
(Address of Principal Executive Offices, Including Zip Code)

419-248-8000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On February 2, 2005, the Compensation Committee of Owens Corning's Board of Directors approved new annual base salaries for the following Named Executives (as well as for other executive officers) effective February 16, 2005, as follows:

Charles E. Dana, Vice President and President, Composite Solutions Business -         $350,000

George E. Kiemle, Vice President and President, Insulating Systems Business -         $325,000

The Compensation Committee also has approved the funding measures applicable to the Company's Corporate Incentive Plan for the 2005 performance period and for the Company's Long Term Incentive Plan for the 2005-2007 performance period, as follows:

          1. The funding measures applicable to the Corporate Incentive Plan for the 2005 performance period are "income from operations" (weighted at 75%) and "cash flow from operations" (weighted at 25%). These funding measures are the same funding measures that were applicable to the Corporate Incentive Plan for the 2004 performance period.

          2. The funding measure applicable to the Long Term Incentive Plan for the 2005-2007 performance period is "average annual return on net assets". This funding measure is the same funding measure that was applicable to the one-year transition performance period cycle for 2004 under the Long Term Incentive Plan.

The Company has now adopted the form of Key Employee Retention Incentive Plan that will be utilized for calendar year 2005 under its Bankruptcy Court-approved retention program. A copy of such form is filed as exhibit 10 hereto and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

Exhibit 10 - Owens Corning Key Employee Retention Incentive Plan

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Owens Corning

Date: February 22, 2005.	By:	/s/ Stephen K. Krull
Stephen K. Krull
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-10.	Owens Corning Key Employee Retention Incentive Plan